FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Record Revenue and Strong Q2 2018 Results

Raises Full Year 2018 Guidance

Second Quarter 2018 Highlights

•	Revenues increased 31% to $281.6 million, which was the highest quarterly revenue in WWE history
•	Operating income nearly doubled to $21.2 million from $10.7 million in the prior year quarter
•	Adjusted OIBDA[1] increased 79% to $43.5 million
•

WWE completed agreements with USA Network and Fox Sports, effective October 1, 2019, which increase the average annual value (AAV) of WWE’s U.S. distribution to 3.6 times that of the prior deal with NBCU

•	WWE Network average paid subscribers[2] increased 10% to 1.80 million paid subscribers, consistent with the Company’s guidance
•	Digital engagement continued to grow through the first six months of 2018 with video views up 58% to 14.4 billion and hours consumed up 71% to 509 million across digital and social media platforms[3]

STAMFORD, Conn., July 26,  2018 - WWE (NYSE: WWE) today announced financial results for its second quarter ended June 30, 2018.

“We’re pleased with our continued success in increasing the monetization of WWE content globally,” said Vince McMahon, WWE Chairman and Chief Executive Officer. “This success is evidenced by the completion of our new U.S. distribution agreements with USA Network and Fox Sports, the staging of another record-breaking WrestleMania, and the development of a 10-year strategic partnership with the Saudi General Sports Authority.”

George Barrios, Co-President, added, “During the second quarter, we generated a 79% increase in Adjusted OIBDA. We are raising our 2018 Adjusted OIBDA target to a range of $160 million to $170 million, which would be an all-time record.4 By executing our strategy and engaging our passionate global fan base, we can continue to deepen the moat around our business. We believe this will enable us to drive long-term growth and shareholder value.”

Second-Quarter Consolidated Results

Revenues increased 31% to $281.6 million driven by the increased monetization of content as reflected in the Media segment.

Operating Income nearly doubled to $21.2 million from $10.7 million in the prior year quarter reflecting increased profits from the Media segment, which were partially offset by an  increase in management incentive compensation based on anticipated strong full-year results and the rise in the Company’s stock price. The Company’s Operating income margin was 8% as compared to 5% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) increased 79% to $43.5 million. The Company’s Adjusted OIBDA margin increased to 15% from 11% in the prior year quarter.

Net Income increased to $10.0 million, or $0.11 per diluted share, as compared to $5.1 million, or $0.06 per diluted share, in the prior year quarter.

Effective Tax Rate declined to 31% from 35% in the prior year quarter driven by the reduced federal income tax rate in the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

During the third quarter of 2018, in connection with the vesting of annual stock-based awards, the Company expects to recognize an income tax benefit between $20 million and $25 million, as compared to $1.6 million during the prior year quarter. This benefit results from the difference between the deduction for tax purposes and the compensation cost recognized related to these awards. The increase in the tax benefit during the current year is driven by the increase in the Company’s stock price. The Company expects this benefit to have a significant impact on its effective tax rate during the three months ended September 30, 2018.

Cash flows generated by operating activities reached $74.2 million and Free Cash Flow totaled $66.4 million as compared to $10.8 million and $2.6 million, respectively, in the prior year quarter.5 The growth in both measures was primarily due to improved operating performance.

Year-to-date 2018 Consolidated Results

For the six months ended June 30, 2018, Revenues increased 16% to $469.3 million from $403.0 million. Operating income increased to $43.0 million from $14.7 million, and Adjusted OIBDA increased to $78.7 million from $49.5 million. Net income increased to $24.8 million ($0.29 per diluted share) from $6.0 million ($0.08 per diluted share) in the prior year period.

Cash flows generated by operating activities reached $76.8 million and Free Cash Flow totaled $64.6 million as compared to $13.8 million and $1.3 million, respectively, in the prior year period.5 The growth in both measures was primarily due to improved operating performance.

Cash, cash equivalents and short-term investments were $342 million as of June 30, 2018, and the Company estimates debt capacity under its revolving line of credit of approximately $100 million.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Revenues:
Media	$202.6	$137.2	$336.0	$258.4
Live Events	52.3	52.8	83.1	84.9
Consumer Products	26.7	24.6	50.2	59.7
Total Net Revenues	$281.6	$214.6	$469.3	$403.0

Operating Income:
Media	$32.0	$9.6	$67.9	$24.8
Live Events	13.4	17.1	16.3	20.8
Consumer Products	4.6	5.5	10.6	19.9
Corporate	(28.8)	(21.5)	(51.8)	(50.8)
Total Operating Income	$21.2	$10.7	$43.0	$14.7

Adjusted OIBDA:
Media	$44.5	$17.8	$88.1	$42.9
Live Events	14.7	17.7	18.3	22.2
Consumer Products	6.9	6.3	13.8	21.5
Corporate	(22.6)	(17.5)	(41.5)	(37.1)
Total Adjusted OIBDA	$43.5	$24.3	$78.7	$49.5

Basis of Presentation

For the second quarter of 2017, Operating income included $1.1 million in film impairment charges.  For the six months ended June 30, 2017, Operating income included $5.6 million in expenses primarily related to certain legal matters and other contractual obligations, and $3.2 million in film impairment charges. As these items impact the comparability of results on a year-over-year basis, they have been excluded from the Company’s 2017 Adjusted OIBDA.  A reconciliation of 2018 Adjusted OIBDA to Operating income (GAAP) for the three and six-month periods ended June 30, 2018 can be found in the supplemental schedules on pages 14-15 of this release.

For the second quarter and six-month period ended June 30, 2018, net income included a $3.0 million impairment of an equity investment which was recorded below Operating income as a Loss on equity investment.  A reconciliation of Net Income to Adjusted Net Income for the three and six-month periods ended June 30, 2018 and 2017 can be found in the supplemental schedule on page 13 of this release.

Second-Quarter Results by Operating Segment

Media

Revenues increased 48% to $202.6 million, primarily due to the distribution of certain programming content in international markets as reflected in “Other.” Additionally, the growth in Media revenue reflected increased sales of advertising and sponsorships across platforms, the contractual escalation of core content rights fees, including license fees from the distribution of the Company’s flagship programs Raw and SmackDown, and the continued growth of WWE Network that yielded a 10% increase in average paid subscribers to 1.80 million.

	Three Months Ended
	June 30,
	2018	2017
Revenues:
Network (including pay-per-view)	$56.2	$52.1
Core content rights fees [6]	66.2	60.1
Advertising and sponsorship	19.6	13.1
Other [7]	60.6	11.9
Total Revenues	$202.6	$137.2

Operating income increased $22.4 million to $32.0 million primarily due to the growth in revenue, which was partially offset by associated production costs and an increase in accrued management incentive compensation.

Adjusted OIBDA increased $26.7 million to $44.5 million.

Key Highlights: During the quarter, WWE continued to produce compelling content, monetize new opportunities across platforms, and optimize its future distribution. As Monday Night Raw and SmackDown Live remained the highest-rated programs on USA Network, WWE secured agreements with USA Network and Fox Sports, effective October 1, 2019, that increase the programs’ combined average annual value (AAV) in the U.S. to 3.6 times that of the prior deal with NBCU. Extending its reach on television, WWE delivered its third captivating season of Total Bellas, developed a new series, Miz & Mrs., that premiered on July 24, and announced the eighth season Fall return of Total Divas. On the Company’s streaming service, WWE Network, pay-per-views and original programming continued to drive viewer engagement. In partnership with the Saudi General Sports Authority, the Company produced the Greatest Royal Rumble, which was featured on WWE Network. Other examples of exciting new programming on the network included the UK Championship Tournament and a new season of Camp WWE. To these, the Company added the promise of more in-ring content to come with the next women’s tournament, Mae Young Classic 2018 and the first-ever all-women’s pay-per-view event, WWE Evolution. For its social and digital platforms, the Company produced more than 165 hours of content, including versions of its Best of WWE series in Spanish, Portuguese, and German, and plans to launch a new series, WWE Now in Arabic.

Live Events

Revenues of  $52.3 million were essentially unchanged from the prior year quarter as increases in the average ticket price at events in both North America and international markets was offset by a reduction in average attendance for the Company’s events worldwide. The year-over-year changes in ticket prices and average attendance were primarily due to changes in the mix of venues and territories.

•

There were 90 total events (excluding NXT) in the current quarter, consisting of 61 events in North America and 29 events in international markets, as compared to 92 events in the prior year quarter, including 66 events in North America and 26 in international markets.

•

North American ticket sales declined $2.4 million primarily due to the staging of five fewer events and an 8% decline in average attendance to 5,900. Partially offsetting these factors, the average ticket price increased 5% to $81.71.

•

International live event revenue increased 9% to $13.5 million from $12.4 million in the prior year quarter. The staging of three additional events during the quarter and an 8% increase in average ticket price to $78.31 was partially offset by a 10% reduction in average attendance to approximately 5,700 fans.

	Three Months Ended
	June 30,
	2018	2017
Revenues:
North American ticket sales	$33.5	$35.9
International ticket sales	13.5	12.4
Advertising and sponsorship	0.9	0.7
Other [8]	4.4	3.8
Total Revenues	$52.3	$52.8

Operating income was $13.4 million as compared to $17.1 million in the prior year quarter, primarily due to a rise in production costs, including talent pay, an increase in accrued management incentive compensation and the reduction in ticket sales (as described above).

Adjusted OIBDA was $14.7 million as compared to $17.7 million in the prior year quarter.

Key Highlights: WWE continued to stage and plan remarkable events for engaging its fans with live, action-packed entertainment. During the quarter, WrestleMania attracted 78,133 fans and broke the record for the Mercedes-Benz Superdome’s highest grossing entertainment event at $14.1 million. The Greatest Royal Rumble in Jeddah, Saudi Arabia, became the largest WWE event held outside the U.S. in the past 16 years. In addition, the Company announced that it will return to China for the third straight year when WWE LIVE Shanghai comes to the Mercedes Benz Arena in September, and will hold a historic event in Australia, with WWE Super Show-Down in October, featuring the largest roster of WWE Superstars to ever appear in that country.

Consumer Products

Revenues increased 9% to $26.7 million primarily due to higher royalties from the sale of licensed consumer products and the timing of merchandise sales related to WWE’s WrestleMania Fan Axxess. The increase in licensing revenues reflected higher royalties from the sale of video games, including the company’s franchise game, WWE 2K19, and the mobile game, WWE Champions (Scopely).

	Three Months Ended
	June 30,
	2018	2017
Revenues:
Consumer product licensing	$10.8	$9.4
eCommerce	8.1	8.4
Venue merchandise	7.8	6.8
Total Revenues	$26.7	$24.6

Operating income was $4.6 million as compared to $5.5 million in the prior year quarter as the change in revenue was offset by an increase in operating expenses, including accrued management incentive compensation.

Adjusted OIBDA increased 10% to $6.9 million from $6.3 million in the prior year quarter based on the change in revenue.

Key Highlights: During the quarter, the Company continued to develop new licensing partnerships, such as those with Carl’s Jr.’s and Guardian Essentials to promote kids meals and multivitamins (shaped like WWE Championship belts), respectively, and to expand the presence of WWE among children. The vitamins were made available on WWE’s ecommerce site, WWE Shop, and Amazon.com. The Company also continued to increase the penetration of its mobile games. As of quarter-end, the Company had more than 90 million installs across its game portfolio, led by WWE Champions and WWE Supercard and including WWE’s newest game, WWE Mayhem which recently surpassed 12 million installs.

2018 Business Outlook

In the first half of 2018, the Company achieved a 59% increase in Adjusted OIBDA to $78.7 million. In the second half of 2018, the Company expects Adjusted OIBDA to be relatively flat year-over-year. This includes projected third quarter Adjusted OIBDA of $30 million to $34 million and strong fourth quarter results.4 Based on its actual and projected performance, the Company is raising its target for 2018 Adjusted OIBDA to a range of $160 million to $170 million, which would be an all-time record, exceeding its previous guidance of at least $150 million.4

The Company’s guidance for the second half of 2018 assumes a continued rise in revenue, and the impact of increases in fixed costs, strategic investments, and higher management compensation based on 2018 overperformance. In addition to these items, projected third quarter results also reflect the unfavorable timing of various business initiatives. In the third quarter 2018, the Company also projects average paid subscribers of approximately 1.67 million, which represents a 10% increase from the third quarter 2017.

The Company anticipates meaningful revenue growth in the fourth quarter based on the escalation of content rights fees and the favorable timing of licensing revenue associated with the implementation of a new FASB standard (ASC Topic 606).

WWE is unable to provide a reconciliation of full year or third quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

In early 2018, management discussed a step-up in capital expenditures to build-out the Company’s video production infrastructure and support the Company’s growth. The Company has decided to delay that spending as its plans continue to evolve. For the full year 2018, the Company anticipates capital expenditures of $30 million to $40 million. The Company expects to finalize its plans this year and to provide further guidance at that time.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 7-8 (below). A reconciliation of three and six months ended June 30, 2018 and 2017 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 14-15.

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(3)	Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, etc.) and WWE platforms (WWE.com and WWE App).
(4)	The Company’s business model and expected results will continue to be subject to significant execution and other risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.
(5)

A reconciliation of three and six months ended June 30, 2018 and 2017 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 16.

(6)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown,  through global broadcast, pay television and digital platforms.

(7)

Other forms of media monetization reflect revenues earned from the distribution of other content, including, but not limited to, scripted, reality and other in-ring programming, as well as theatrical and direct-to-home video releases.

(8)	Other Live Events includes revenue from the sale of travel packages associated with the Company’s live events, and commissions earned through secondary ticketing.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization expenses directly related to the Company's revenue generating activities, including the amortization of feature film, television production and WWE Network programming assets. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA provides a meaningful representation of operating cash flows generated by our business segments, and is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on July 26th to discuss the Company's earnings results for the second quarter of 2018.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 3327842).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on July 26, 2018 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 24 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net revenues	$281.6	$214.6	$469.3	$403.0
Operating expenses	198.9	158.0	318.9	289.4
Marketing and selling expenses	29.7	21.6	49.6	42.1
General and administrative expenses	24.9	18.0	44.6	43.6
Depreciation and amortization	6.9	6.3	13.2	13.2
Operating income	21.2	10.7	43.0	14.7
Interest expense	4.7	3.7	8.2	7.2
Loss on equity investment	3.0	—	3.0	—
Investment income, net	1.4	0.8	2.8	1.7
Other income (expense), net	(0.4)	—	—	—
Income before income taxes	14.5	7.8	34.6	9.2
Provision for income taxes	4.5	2.7	9.8	3.2
Net income	$10.0	$5.1	$24.8	$6.0

Earnings per share:
Basic	$0.13	$0.07	$0.32	$0.08
Diluted	$0.11	$0.06	$0.29	$0.08

Weighted average common shares outstanding:
Basic	77.2	76.5	77.2	76.4
Diluted	87.1	78.6	85.2	78.4
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.24	$0.24

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$154.8	$137.7
Short-term investments, net	186.8	159.7
Accounts receivable, net	83.0	65.3
Inventory	8.6	8.3
Prepaid expenses and other current assets	24.8	20.0
Total current assets	458.0	391.0
PROPERTY AND EQUIPMENT, NET	130.1	131.3
FEATURE FILM PRODUCTION ASSETS, NET	19.3	22.3
TELEVISION PRODUCTION ASSETS, NET	8.2	7.3
INVESTMENT SECURITIES	24.3	27.4
NON-CURRENT DEFERRED INCOME TAX ASSETS	16.2	19.0
OTHER ASSETS, NET	12.8	16.2
TOTAL ASSETS	$668.9	$614.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$5.0	$4.6
Convertible debt	180.4	—
Accounts payable and accrued expenses	89.9	77.7
Deferred income	66.6	55.9
Total current liabilities	341.9	138.2
LONG-TERM DEBT	28.3	31.0
CONVERTIBLE DEBT	—	177.9
NON-CURRENT INCOME TAX LIABILITIES	0.5	0.5
NON-CURRENT DEFERRED INCOME	5.3	14.0
Total liabilities	376.0	361.6
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	446.8	422.2
Accumulated other comprehensive income	1.4	2.4
Accumulated deficit	(156.0)	(172.4)
Total stockholders’ equity	292.9	252.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$668.9	$614.5

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
OPERATING ACTIVITIES:
Net income	$24.8	$6.0
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	3.5	5.8
Amortization of television production assets	12.8	10.7
Depreciation and amortization	16.6	16.6
Loss on equity investment	3.0	—
Services provided in exchange for equity instruments	(1.6)	(1.4)
Other amortization	3.1	3.2
Stock-based compensation	22.5	12.8
Benefit from deferred income taxes	(0.1)	—
Other non-cash adjustments	2.1	0.4
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(7.2)	(2.6)
Inventory	(0.3)	(1.8)
Prepaid expenses and other assets	(5.2)	(5.4)
Feature film production assets	(0.6)	(7.8)
Television production assets	(14.4)	(7.6)
Accounts payable, accrued expenses and other liabilities	6.4	(9.2)
Deferred income	11.4	(5.9)
Net cash provided by operating activities	76.8	13.8
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(12.2)	(12.5)
Purchases of short-term investments	(64.5)	(88.7)
Proceeds from sales and maturities of investments	36.1	13.7
Purchase of investment securities	—	(0.1)
Other	1.0	—
Net cash used in investing activities	(39.6)	(87.6)
FINANCING ACTIVITIES:
Repayment of debt	(2.3)	(2.6)
Dividends paid	(18.5)	(18.3)
Proceeds from borrowings under the credit facilities	—	1.4
Proceeds from borrowings on convertible notes, net of issuance costs	—	14.5
Proceeds from issuance of warrants	—	1.5
Purchase of convertible note hedge	—	(2.6)
Taxes paid related to net settlement upon vesting of equity awards	(0.2)	(0.1)
Proceeds from issuance of stock	0.9	0.8
Net cash used in financing activities	(20.1)	(5.4)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17.1	(79.2)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	137.7	212.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$154.8	$132.8
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$3.6	$2.0

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2018			2017
	As Reported	Loss on Investment	Adjusted	As Reported	Film Impairments	Adjusted
Operating income	$21.2	$—	$21.2	$10.7	$1.1	$11.8
Interest expense	4.7	—	4.7	3.7	—	3.7
Loss on equity investment (1)	3.0	(3.0)	—	—	—	—
Investment and other income, net	1.0	—	1.0	0.8	—	0.8
Income before taxes	14.5	3.0	17.5	7.8	1.1	8.9
Provision for income taxes (2)	4.5	0.6	5.1	2.7	0.4	3.1
Net income	$10.0	$2.4	$12.4	$5.1	$0.7	$5.8
Earnings per share - diluted (3)	$0.11	$0.03	$0.14	$0.06	$0.01	$0.07

	Six Months Ended June 30,
	2018			2017
	As Reported	Loss on Investment	Adjusted	As Reported	Film Impairments	Other (4)	Adjusted
Operating income	$43.0	$—	$43.0	$14.7	$3.2	$5.6	$23.5
Interest expense	8.2	—	8.2	7.2	—	—	7.2
Loss on equity investment (1)	3.0	(3.0)	—	—	—	—	—
Investment and other income, net	2.8	—	2.8	1.7	—	—	1.7
Income before taxes	34.6	3.0	37.6	9.2	3.2	5.6	18.0
Provision for income taxes (2)	9.8	0.6	10.4	3.2	1.1	2.0	6.3
Net income	$24.8	$2.4	$27.2	$6.0	$2.1	$3.6	$11.7
Earnings per share - diluted (3)	$0.29	$0.03	$0.32	$0.08	$0.03	$0.05	$0.15

(1)

During the second quarter of 2018, we recorded an impairment charge of $3.0 million on our investment in a mobile video publishing business for the excess of the carrying value over its estimated fair value resulting from going concern issues of the underlying investee company.

(2)

The reduction in the effective tax rate in the current year quarter was primarily driven by the reduction of the federal corporate income tax rate as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was enacted on December 22, 2017.

(3)

The convertible notes due 2023 have a $0.01  per share impact on diluted earnings per share for the three and six months ended June 30, 2018, as the average price of our common stock exceeded the conversion and warrant prices of $24.91 per share and $31.89 per share, respectively, during the periods.

(4)	Other during the six months ended June 30, 2017 reflects non-recurring expenses of $5.6 million primarily related to certain legal matters and other contractual obligations within Corporate.
13

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$32.0	$3.0	$9.5	$—	$44.5
Live Events	13.4	—	1.3	—	14.7
Consumer Products	4.6	—	2.3	—	6.9
Corporate	(28.8)	3.9	2.3	—	(22.6)
Total	$21.2	$6.9	$15.4	$—	$43.5

	Three Months Ended June 30, 2017
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$9.6	$2.9	$4.2	$1.1	$17.8
Live Events	17.1	—	0.6	—	17.7
Consumer Products	5.5	—	0.8	—	6.3
Corporate	(21.5)	3.4	0.6	—	(17.5)
Total	$10.7	$6.3	$6.2	$1.1	$24.3

	Six Months Ended June 30, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$67.9	$6.0	$14.2	$—	$88.1
Live Events	16.3	—	2.0	—	18.3
Consumer Products	10.6	—	3.2	—	13.8
Corporate	(51.8)	7.2	3.1	—	(41.5)
Total	$43.0	$13.2	$22.5	$—	$78.7

	Six Months Ended June 30, 2017
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$24.8	$6.0	$8.9	$3.2	$42.9
Live Events	20.8	—	1.4	—	22.2
Consumer Products	19.9	—	1.6	—	21.5
Corporate	(50.8)	7.2	0.9	5.6	(37.1)
Total	$14.7	$13.2	$12.8	$8.8	$49.5

(1)

Other adjustments during the three and six months ended June 30, 2017 include certain film impairment charges within our Media segment, and non-recurring legal matters and other contractual obligations within Corporate.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q2 2018	Q2 2018 YTD	Q3 2018	FY 2018
Adjusted OIBDA	$43.5	$78.7	$30 - $34	$160 - $170
Depreciation & amortization	(6.9)	(13.2)	—	—
Stock-based compensation	(15.4)	(22.5)	—	—
Film impairments (1)	—	—	—	—
Asset impairments (1)	—	—	—	—
Gain (losses) on operating assets (1)	—	—	—	—
Restructuring charges (1)	—	—	—	—
Other operating income items (1)	—	—	—	—
Operating income (U.S. GAAP Basis)	$21.2	$43.0	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after June 30, 2018 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$74.2	$10.8	$76.8	$13.8
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(7.8)	(8.2)	(12.2)	(12.5)
Free Cash Flow	$66.4	$2.6	$64.6	$1.3